Exhibit 99.1

MAM Software Group Reports Year End Financial Results

Barnsley, England, September 13, 2012 /PRNewswire-First Call/ -- MAM Software Group, Inc. (OTC Bulletin Board: MAMS) (the “Company” or “MAM”), a leading provider of business automation and ecommerce solutions for the automotive aftermarket, announced the following financial results for its fiscal year ended June 30, 2012, through the filing on September 13, 2012 of its Annual Report on Form 10-K with the Securities and Exchange Commission:

(In thousands, except share	For The Three Months		For The Year
and per share data)	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Revenues	$7,112	$6,752	$26,090	$25,619
Gross profit	$4,458	$3,826	$15,414	$14,772
Operating income	$1,869	$1,020	$4,792	$4,099
Income before provision for income tax	$1,994	$995	$5,046	$3,193
Net income (loss)	$1,802	$737	$4,096	$2,288
Earnings (loss) per share attributed to common stockholders - basic	$0.13	$0.06	0.29	$0.19
Earnings (loss) per share attributed to common stockholders - diluted	$0.11	$0.05	0.29	$0.18
Weighted average common shares outstanding - basic	13,502,619	14,142,315	13,976,810	12,295,696
Weighted average common shares outstanding - diluted	14,944,459	14,397,050	14,253,291	12,482,899

Fourth Quarter Financial Review:

The Company's revenue was $7,112,000 for the fourth quarter ended June 30, 2012 as compared to $6,752,000 for the fourth quarter ended June 30, 2011, an increase of $360,000 or 5%. Operating income for the quarter ended June 30, 2012, increased by $849,000 to $1,869,000 versus operating income of $1,020,000, an 83% improvement. Net income for the quarter ended June 30, 2012, increased by $1,065,000 to $1,802,000 versus $737,000, a 145% improvement, over the same period a year ago. Basic earnings per share was $0.13 versus $0.06 per share, and diluted earnings per share was $0.11 versus $0.05 per share, for the same year ago period, respectively.

Gross margins for the three months ended June 30, 2012 were 62.7% vs. 56.7% for the three months ended June 30, 2011.

The Company's revenue from its U.S. and U.K. operations was $2,515,000 and $4,597,000, respectively, compared to $1,489,000 and $5,263,000, respectively, during the same period in 2011. U.S. recurring revenue increased $23,000 or 2% to $1,137,000 for the quarter ended June 30, 2012 from $1,114,000 for the quarter ended June 30, 2011. U.K. recurring revenue increased $1,171,000 or 53% to $3,363,000 for the quarter ended June 30, 2012 from $2,192,000 for the quarter ended June 30, 2011.

Fiscal Year Highlights:

•	Increased investment in research and development resulting in the launch of a new warehouse management system (WMS) and a new business intelligence tool (EMI+).
•	Autowork Online (SAAS) year-over-year revenue increase of $341,000 or 42% to $1,157,000.
•	An increase in Net Income of $1,808,000 or 79% to $4,096,000 resulting in a 43% return on beginning stockholders equity.
•	An increase in Adjusted EBITDA of $605,000 or 10% to $6,405,000
•	A $858,000 or 31% increase in cash to $3,628,000.
•	A $1,678,000 or 185% increase in cash, net of interested bearing debt to $2,586,000.
•	Repurchase of 1,196,625 shares of common stock for approximately $2,357,000 during the year including 709,892 shares repurchased for approximately $1,489,000 in the fourth quarter.
•	Shareholders’ Equity year-over-year increase of $1,668,000 or 15% to $13,141,000.

Fiscal Year Financial Review:

The Company reported revenue of $26,090,000 for the year ended June 30, 2012 as compared to $25,619,000 for the year ended June 30, 2011, an increase of $471,000 or 1.8%. Operating income increased $693,000 or 17% to $4,792,000 for the year ended June 30, 2012, as compared to income of $4,099,000 for June 30, 2011. Net income increased $1,808,000 or 79% to $4,096,000 for the year ended June 30, 2012 versus income of $2,288,000 for the year ended June 30, 2011. Basic earnings per share was $0.29 versus earnings per share of $0.19 in the prior year and the diluted earnings per share was $0.29 versus earnings per share of $0.18 in the prior year.

Gross margins for the year ended June 30, 2012 were 57.7% versus 57.7% for the year ended June 30, 2011.

The Company reported revenue of $7,700,000 and $18,390,000 from its US and UK operations, respectively, for the year ended June 30, 2012, compared to $6,328,000 and $19,291,000, respectively, during the same period in 2011. US revenue increased $1,372,000 or 22% to $7,700,000 in 2012 from $6,328,000 in 2011, primarily as a result of increased software and system sales. UK Revenues decreased 522,000GBP or 4.3% primarily as a result of reduced system sales which resulted in a reduction in reported revenues of $827,000. The stronger US dollar resulted in dollar denominated revenue of $18,390,000 during 2012 as compared to $19,291,000 during 2011, which is a decrease of $901,000.  U.S. recurring revenue increased $162,000 or 4% to $4,551,000 for the year ended June 30, 2012 from $4,389,000 for the year ended June 30, 2011. U.K. recurring revenue increased $1,804,000 or 16% to $13,123,000 for the year ended June 30, 2012 from $11,319,000 for the year ended June 30, 2011.

Business Update:

Commenting on the fiscal full year results, MAM's CEO, Michael Jamieson, said, "This has been a year of continued improvement for our company, driven by our simultaneous execution of sustained growth in sales and earnings, as well as, a reduction in operating expenses. Our company's US subsidiaries, MAM Software Inc. and Aftersoft Network N.A., continued to produce increased revenue, operating profits, and net income. The improvements in the US operations and the increased UK recurring revenues enabled our company to mitigate the effects of the slowing UK economy and drastically improve our company’s overall operating results for the fourth quarter and full year. Additionally, during the FY 2012, we have substantially improved our balance sheet by increasing our cash position by $858,000 to $3,628,000, decreasing our debt by $820,000 to $1,042,000, and increasing our Stockholders' Equity by 15% to $13,141,000. This increase in Stockholders Equity was achieved after the repurchase of 1,196,625 shares of common stock for approximately $2,357,000." Mr. Jamieson further elaborated that "the fiscal year produced an Adjusted EBITDA result of $6,405,000 versus $5,800,000 for the fiscal year ending June 30, 2011, an increase of $605,000."

Commenting on the Company's strategic initiatives, Mr. Jamieson, said, "We continued our strategic development, building on the results achieved in FY 2011. Throughout FY 2012 we increased investment in research and development and sales and marketing in support of our strategic goals. In terms of research and development, a warehouse management software module, a new business intelligence reporting tool called EMI+ and a US version of Autowork Online were some of the major development projects that were commissioned. In terms of sales and marketing, we were able to add a further seven experienced recruits to our Sales Teams in North America. We continued to make progress with our 'cloud' based application, Autowork Online in the UK. Subscribers to Autowork Online have increased each month of this fiscal year and now total 2,622. Revenues from Autowork Online were $307,000 for the three months, a $9,000 or 3% quarter-over-quarter revenue growth and $1,157,000 for the twelve months ended June 30, 2012. We will continue to work hard to extend this positive trend over the coming months as more customers are introduced to the product. In addition to this, maintenance revenue generated from new system sales across the Group and increased sales of our data solutions in the UK helped to drive increased levels of recurring revenue across the business. Our goals for the upcoming fiscal year include the launch of Autopart Online, a hosted version of our Autopart software, further penetration of the UK market with Autowork Online and the introduction of a US version of the same 'cloud' based product. We believe that our suite of modern business solutions, built by a team of experienced professionals using the latest technology, will continue to be the differentiating factor for the business. We are looking forward to the 2013 Fiscal Year."

MAM SOFTWARE GROUP, INC.

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	For the Years Ended June 30,
	2012	2011
Revenues	$26,090	$25,619
Cost of revenues	10,676	10,847
Gross Profit	15,414	14,772

Operating Expenses
Research and development	3,267	3,150
Sales and marketing	2,709	2,225
General and administrative	3,448	4,189
Depreciation and amortization	1,198	1,109
Total Operating Expenses	10,622	10,673

Operating Income	4,792	4,099

Other Income (Expense)
Interest expense	(191)	(653)
Change in fair value of derivative liabilities	230	(315)
Gain on settlement of liabilities	215	62
Total Other Income (Expense), net	254	(906)

Income before provision for income taxes	5,046	3,193

Provision for income taxes	950	905

Net Income	4,096	2,288

Foreign currency translation (loss) gain	(369)	207
Total Comprehensive Income	$3,727	$2,495

Earnings per share attributed to common stockholders - basic	$0.29	$0.19
Earnings per share attributed to common stockholders - diluted	$0.29	$0.18
Weighted average common shares outstanding - basic	13,976,810	12,295,696
Weighted average common shares outstanding - diluted	14,253,291	12,482,899

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2012	June 30, 2011

ASSETS
Current Assets
Cash and cash equivalents	$3,628	$2,770
Accounts receivable, net of allowance of $108 and $174	3,507	3,340
Inventories	358	293
Prepaid expenses and other current assets	957	732
Total Current Assets	8,450	7,135

Property and Equipment, Net	664	776

Other Assets
Goodwill	9,158	9,332
Amortizable intangible assets, net	1,361	2,093
Software development costs, net	1,106	1,364
Other long-term assets	45	70
TOTAL ASSETS	$20,784	$20,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,327	$1,129
Accrued expenses and other	2,011	2,468
Payroll and other taxes	580	385
Derivative liabilities	442	672
Current portion of long-term debt	759	1,086
Current portion of deferred revenue	381	438
Sales tax payable	709	918
Income tax payable	567	664
Total Current Liabilities	6,776	7,760

Long-Term Liabilities
Deferred revenue, net of current portion	130	190
Deferred income taxes	169	246
Long-term debt, net of current portion	283	776
Other	285	325
Total Liabilities	7,643	9,297
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	–
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 15,492,730 shares issued and 14,296,105 shares outstanding at June 30, 2012 and 14,167,621 shares issued and outstanding at June 30, 2011	2	1
Additional paid-in capital	33,453	33,156
Accumulated other comprehensive loss	(930)	(561)
Accumulated deficit	(17,027)	(21,123)
Treasury stock at cost, 1,196,625 shares and 0 shares at June 30, 2012 and June 30, 2011, respectively	(2,357)	–
Total Stockholders' Equity	13,141	11,473
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,784	$20,770

MAM SOFTWARE GROUP, INC.

Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization

(In thousands, except share and per share data)

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (unaudited, includes non-cash compensation and intangible asset impairment)

	For the Three Months Ended		For the Year Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011

Net Income	$1,802	$737	4,096	$2,288
Interest Expense	43	59	191	653
Taxes	192	258	950	905
Depreciation and amortization	300	295	1,198	1,109
Non-cash equity compensation	(28)	102	200	530
Change in fair value of derivative liabilities	(49)	(24)	(230)	315
One-time expenses	0	0	0	0
Adjusted EBITDA	$2,260	$1,427	6,405	$5,800

About MAM Software Group, Inc.

MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com/.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240